Exhibit 99.1

Press Release
 For Immediate Release

Beazer Homes Successfully Completes Consent Solicitation
from Holders of Senior Notes and Senior Convertible Notes

ATLANTA, October 29, 2007 -- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced today that it has successfully completed its previously announced solicitation of consents from the holders of its $1.525 billion of outstanding Senior Notes and Senior Convertible Notes (the “Notes”) to approve proposed amendments and a proposed waiver pursuant to the indentures under which the Notes were issued (the “Indentures”).

Beazer received consents from holders of more than a majority of the aggregate principal amount of each series of the Notes.  Beazer and the trustee have executed Supplemental Indentures amending the Indentures to effect the Proposed Amendments.  The Supplemental Indentures amend the definition of Permitted Liens to restrict the ability of the Company to secure additional debt in excess of $700,000,000 until the Company has four consecutive fiscal quarters with a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0, after which time the limit will revert to the previous level of 40% of Consolidated Tangible Assets, and amend the definition of Permitted Investments to enable the Company to invest up to $50,000,000 in joint ventures or unrestricted subsidiaries.  In accordance with the Indentures, the amendments are binding on all holders, including non-consenting holders.

The consents also provided Beazer with a waiver of any and all defaults under the Indentures that may have occurred or may occur on or prior to May 15, 2008 due to Beazer’s failure to file or deliver reports or other information it would be required to file with the Securities and Exchange Commission.

The Consent Solicitation provided that for each $1,000 principal amount of Notes, the Consent Fee is the product of $12.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of the relevant series of Notes outstanding on the Consent Date, and the denominator of which is the aggregate principal amount of the relevant series of Notes as to which the Company has received and accepted consents prior to the Consent Date, subject to a cap equal to the maximum Consent Fee that would not cause a “significant modification” of the Notes for U.S. federal income tax purposes, as determined in the good faith discretion of Beazer.  Therefore, consenting Holders as of the record date, October 5, 2007, will receive the Consent Fee for Notes they held as of that date as specified below.

Title of Security	CUSIP Numbers	Aggregate Principal Amount Consenting	Consent Fee per $1,000
8 5/8% Senior Notes due May 2011	07556QAE5	$165,464,000	$12.69

8 3/8% Senior Notes due April 2012	07556QAG0	$246,961,000	$15.06

6 1/2% Senior Notes due November 2013	07556QAJ4	$196,368,000	$12.73

6 7/8% Senior Notes due July 2015	07556QAN5	$347,941,000	$12.57

8 1/8% Senior Notes due June 2016	07556QAQ8	$274,170,000	$12.54

4 5/8% Convertible Senior Notes Due 2024	07556QAL9	$178,085,000	$12.63
	07556QAK1

MacKenzie Partners, Inc. served as Information Agent and Tabulation Agent for the consent solicitation.  Citi, Wachovia Securities and RBS Greenwich Capital acted as solicitation agents for the consent solicitation.

About Beazer Homes USA, Inc.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.  These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the risk that additional information may arise from the final conclusions of the Audit Committee’s investigation, the preparation of the Company’s restated financial statements, including the audit by our independent auditors, or other subsequent events that would require us to make additional adjustments; (ii) the risk that additional issues or matters may arise from the pending United States Attorney and the SEC investigations, or that additional governmental proceedings may arise as a result of the matters subject to the Audit Committee’s investigation or additional issues or matters, and the timing, final outcome and consequences of these proceedings, including the risk that a settlement of these proceedings may not be achievable without the payment of significant fines or penalties or the incurrence of significant sanctions; (iii) the timing, final outcome and consequences of the putative class action lawsuits, derivative claims and similar proceedings, including the risk that additional lawsuits, claims or proceedings may arise as a result of the matters subject to the Audit Committee’s investigation and that the Company could be subject to significant legal judgments, fines, penalties, settlements or sanctions resulting therefrom; (iv) the risk that the Company may not be able to complete the restatement and file all sec filings it would be required to file with the sec on or before May 15, 2008, which could result in a claim of default by the trustees under the indentures or the requisite bondholders and, if such default were not cured or waived within the applicable 60-day grace period, could result in an attempt by the trustee, the requisite bondholders or the Company’s other lenders to accelerate the repayment of our outstanding debt obligations; (v) any adverse effect on the Company’s business and the market price of its securities arising from the continuing negative publicity related to the restatement; (vi) any breach by the Company of the continued listing requirements of the New York Stock Exchange causing the New York Stock Exchange to initiate suspension or delisting procedures; and (vii) the risk that the Company’s credit ratings may be adversely affected due to the restatement of the Company’s financial statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3700
lkratcos@beazer.com